Exhibit 4.10

EMPLOYEE SHARING AND COST SHARING AGREEMENT

THIS EMPLOYEE SHARING AND COST SHARING AGREEMENT (this “Agreement”) is made to be effective as of 23.12, 2021, by and among ads-tec Energy, Inc., a Delaware corporation (“Inc.”) and ads-tec Energy plc, a public limited liability company incorporated in Ireland (“plc”), (Inc. and plc collectively, the “Parties” and each a “Party”).

WHEREAS, Inc. and plc mutually agree that it is in each of their best interests to share the costs and expenses associated with certain employees, certain facilities and property, and certain arrangements with third parties and that for ease of administration, one of the Parties may pay such costs and expenses on behalf of each of the Parties and their subsidiaries all upon the terms and conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, any Party benefitting by the other Party’s payment of any such costs and expenses intends to reimburse the paying Party for its arm’s length share of any such costs and expenses.

WHEREAS, it is the intent of the Parties that no Party will derive a profit from amounts received pursuant to this Agreement nor will any Party deduct any costs and expenses reimbursed to such Party pursuant to this Agreement; and

WHEREAS, it is the intent of the Parties that this Agreement will not create a joint venture or partnership among the parties hereto and nothing stated herein shall be deemed to create any such relationship among them.

NOW, THEREFORE, in consideration of the forgoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Section 1. Covered Services.

1.1 In the event that any individual acts as an employee of, or otherwise provides services to, both Parties (and/or their subsidiaries) such employee shall be treated as a “Shared Employee”. For administrative convenience, all compensation and related costs of such Shared Employee shall be paid by Inc. Inc. shall be reimbursed by plc for its arm’s length share of such costs and expenses. The amount owed by a Party as its share of costs and expenses for services of a Shared Employee pursuant to this Agreement shall be an amount equal to the costs for employment expenses, including without limitation, salary and taxes, any profit sharing and 401(k) plans, medical and other insurance, fringe benefits and other similar employment expenses (collectively, "Shared Compensation Expenses") with respect to such Shared Employee, as allocated in an amount reasonably determined to approximate the expense that would have been paid for the estimated portion of such Shared Employee's time spent providing services to such Party, in proportion to the amount of the Shared Employee's time spent providing services to such Party (or its subsidiaries).

1.2 In the event a Party or its subsidiaries uses the facilities or other property of, or otherwise paid for by, the other Party, the Parties agree to allocate fairly and reasonably between them any costs and expenses relating thereto, including, without limitation, facility costs, which includes rental of space, legal and accounting expenses, telephone and fax costs, travel expenses, costs of technical and communications support, and shared administration and other similar office expenses ("Shared Overhead Expenses") incurred by the Parties.

1.3 In the event the Parties jointly contract with any third-party services provider or otherwise jointly benefit from any Party’s contract with any third-party services provider (not otherwise taken into account as a Shared Overhead Expense), the Parties agree to allocate fairly and reasonably between any costs or expenses relating to such third-party services (“Shared Services Expenses”).

1.4 Any Shared Compensation Expenses, Shared Overhead Expenses or Shared Services Expenses, payable pursuant to this Agreement shall reflect actual allocated costs, with no profit for the reimbursed Party.

1.5 Each Party agrees that it will not deduct on its federal income tax return any expenses for which it has received, or is entitled to receive, reimbursement pursuant to this Agreement.

1.6 Allocations of Shared Compensation Expenses, Shared Overhead Expenses and Shared Services Expenses shall be determined, and applicable reimbursements paid, on a quarterly basis.

1.6.1 Within 10 days of the end of each month, Inc. shall submit to plc any Shared Compensation Expenses, Shared Overhead Expenses and Shared Services Expenses incurred by it during such month and shall provide to plc from time to time such information as shall be requested by plc in order to determine the amount and proper allocation of Shared Compensation Expenses, Shared Overhead Expenses and Shared Services Expenses. By the 30th day after the end of each fiscal quarter, plc shall submit to Inc. a calculation of the amount and allocation of Shared Compensation Expenses, Shared Overhead Expenses and Shared Services Expenses and resulting reimbursement payment obligations for the previous fiscal quarter. Upon the request of Inc., plc shall provide written records reasonably satisfactory to Inc. supporting such calculation and shall permit Inc.’s certified public accountants to review, inspect (during normal business hours) and audit all books and records of plc regarding the amount and allocation of Shared Compensation Expenses, Shared Overhead Expenses or Shared Services Expenses, provided that all expenses of such review shall be expenses solely of Inc.

1.6.2 All reimbursements owing for a fiscal quarter shall be paid within [ ] days of receipt of the calculation of the amount and allocation of Shared Compensation Expenses, Shared Overhead Expenses and Shared Services Expenses and resulting reimbursement payment obligations.

Section 2. Term, Termination and Default.

2.1 Term. This Agreement shall commence on the date of this Agreement and, except as otherwise provided herein, shall continue for an initial term of 3 years (the "Initial Term"); provided, however, that this Agreement shall automatically renew for successive one year periods unless terminated by either party by written notice to the other party at least thirty (30) days prior to the expiration of the Term for any renewal thereof.

2.2 Default. If either Party defaults in any material respect in performing any of its obligations under this Agreement and such default is not cured within 30 days after notice thereof is given by the other Party to the defaulting Party, then the Party providing notice of such default shall have the right to terminate this Agreement by giving written notice to that effect to the defaulting Party, provided that if such default is curable but is of such nature that it cannot reasonably be cured within such 30-day period, then the cure period shall be extended for a reasonable period of time thereafter, so long as the defaulting Party promptly after receiving such notice commences to cure such default and thereafter proceeds with reasonable diligence to complete the curing thereof.

2.3 Bankruptcy. Any Party may terminate this Agreement by written notice to the other if:

(a) The other Party files any petition seeking any liquidation, reorganization, arrangement, or readjustment under any present or future applicable statute or law relative to bankruptcy, insolvency or other relief for debtors, or the other Party consents to or acquiesces in the filing of any such petition;

(b) A court of competent jurisdiction enters an order, judgment or decree approving a petition described in subsection 2.3(a) hereof filed against a Party and such order, judgment or decree shall remain unvacated or unstayed for a period of 90 days; The other Party admits in writing its inability to pay its debts as they mature;

(c) The other Party admits in writing its inability to pay its debts as they mature; or

(d) The other Party makes an assignment for the benefit of creditors or takes any other similar action for the protection or benefit of creditors.

2.4 Effect of Termination. Upon any termination of this Agreement, the Parties shall forthwith (a) pay over to the defaulting party all money collected and held for the account of the defaulting Party pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, (b) deliver to such defaulting Party, a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the defaulting Party, (c) deliver to such defaulting Party, such contracts, documents, papers and records pertaining to this Agreement as such defaulting Party may request, and (d) furnish all such information and take all such actions as such defaulting Party shall reasonably require in order to effectuate an orderly and systematic termination of the duties and activities hereunder. In conjunction therewith, the defaulting Party shall pay the other party to this Agreement all fees and other amounts that have accrued under this Agreement, but which are unpaid as of the termination of this Agreement (and are not effectively paid pursuant to clause (a) above).

Section 3. Notices.

3.1 Each notice, demand, request, consent, report, approval or communication (each a "Notice") which is or may be required to be given by either Party to the other Party in connection with this Agreement and the transactions contemplated hereby, shall be in writing, and given by facsimile, personal delivery, receipted delivery service, or by certified mail, return receipt requested, prepaid and properly addressed to the Party to be served.

3.2 Notices shall be addressed as follows:

If to Inc.:

ads-tec Energy, Inc.

16302 Kendleshire Terrace

Lakewood Ranch, FL 34202

Attn: John Neville

If to plc:

ads-tec Energy plc

10 Earlsfort Terrace Dublin 2 D02 T380 Ireland

Attn: Thomas Speidel

3.3 Notices shall be effective on the date sent via facsimile, the date delivered personally or by receipted delivery service, or 3 days after the date mailed.

3.4 Each Party may designate by Notice to the others in writing, given in the foregoing manner, a new address to which any Notice may thereafter be so given, served or sent.

Section 4. Entire Agreement. This Agreement constitutes and sets forth the entire agreement and understanding of the Parties pertaining to the subject matter hereof, and no prior or contemporaneous written or oral agreements, understandings, undertakings, negotiations, promises, discussions, warranties or covenants not specifically referred to or contained herein or attached hereto shall be valid and enforceable. No supplement, modification, termination in whole or in part, or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 5. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties, each of their respective successors and permitted assigns, but may not be assigned by either Party without the prior written consent of the other Party, and no other Persons shall have or derive any right, benefit or obligation hereunder.

Section 6. Headings. The headings and titles of the various paragraphs of this Agreement are inserted merely for the purpose of convenience, and do not expressly or by implication limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the paragraph so designated.

Section 7. Governing Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Delaware.

Section 8. Severability. If any provision of this Agreement shall be held invalid by a court with jurisdiction over the parties to this Agreement, then such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof. If any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or enforceability shall not affect any other provisions of this Agreement or any other such instrument.

Section 9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall be considered one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ads-tec Energy, Inc.

By:	/s/ John Neville
John Neville
President

ads-tec Energy plc

By:	/s/ Thomas Speidel
Thomas Speidel
CEO

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